Exhibit 99.1

NEWS RELEASE

TM

CLAYTON WILLIAMS ENERGY, INC.

FOR IMMEDIATE RELEASE

Tuesday, August 30, 2005

CLAYTON WILLIAMS ENERGY CLOSES

$21 MILLION SALE OF INTERESTS IN BRETON SOUND AREA

Production Shut-In due to Hurricane Katrina

Midland, Texas, August 30, 2005 – Clayton Williams Energy, Inc.  (NASDAQ-NMS: CWEI) reported today that it closed the sale of leasehold interests in two leases in the Breton Sound area in the Gulf of Mexico (offshore Louisiana) to an undisclosed buyer on August 24, 2005.  The Company received net proceeds of approximately $21 million, after post-effective closing adjustments.  The assets sold include a 10% non-operated working interest in four wells and a production platform.  The Company’s net daily production from these wells for the six months ended June 30, 2005 averaged approximately 72 barrels of oil and 2.8 MMcf of gas.  The Company will record a gain on this sale of approximately $16 million during the third quarter of 2005.

The Company also reported that about 95% of its Louisiana production has been suspended due to the area evacuation brought on by Hurricane Katrina.  Daily production, net to the Company’s interest, of approximately 10,000 Mcf of gas and 1,100 barrels of oil is being affected by this shut-in.  Louisiana production accounts for approximately 25% of the Company’s oil and gas production.

“We are very concerned about the potential disruption to our business due to Hurricane Katrina,” said Clayton W. Williams, President and CEO of Clayton Williams Energy, Inc.  “Many of our production facilities in this region were in the path of Katrina and may have sustained damage.  A storm of this magnitude can cause a lot of damage to production platforms and pipeline infrastructures.  And as we learned with Hurricane Ivan last year, the availability of field services and equipment will very likely be limited.  Any significant delays in restoring production could adversely affect our results of operations.”  Mr. Williams added that the Company will report on the extent of damage and the impact on the Company’s production and drilling activities as soon as a comprehensive assessment can be made.

Clayton Williams Energy, Inc. is an independent energy company located in Midland, Texas.

MORE . . .

Except for historical information, statements made in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are subject to a wide range of business risks and uncertainties, and there is no assurance that these goals and projections can or will be met.  Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, production variance from expectations, volatility or oil and gas prices, the need to develop and replace reserves, the substantial capital expenditures required to fund operations, exploration risks, uncertainties about estimates of reserves, competition, government regulation, costs and results of drilling new projects, and mechanical and other inherent risks associated with oil and gas production.  These risks and uncertainties are described in the Company’s filings with the Securities and Exchange Commission.  The Company undertakes no obligation to publicly update or revise any forward-looking statements.

Contact:
Patti Hollums	Mel G. Riggs
Director of Investor Relations	Chief Financial Officer
(432) 688-3419	(432) 688-3431
e-mail: cwei@claytonwilliams.com
website: www.claytonwilliams.com